Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END 2018 RESULTS

Company release: January 25, 2019

2018 Highlights:

•

Net income totaled $9.7 million for the year ended December 31, 2018, or $0.91 per diluted common share, up 79.6% from $5.4 million, or $0.59 per diluted common share, for the year ended December 31, 2017.

•	Total assets were $952.1 million at December 31, 2018, up 3.8% from $917.0 million at September 30, 2018 and 18.2% from $805.8 million at December 31, 2017.
•	Total loans receivable grew at a rate of 16.9% for the twelve months ended December 31, 2018.
•	Total deposits grew at a rate of 14.3% for the twelve months ended December 31, 2018.
•	Noninterest bearing deposits at December 31, 2018 were 36.5% of total deposits.
•	Cost of deposits were 0.42% for the year ending December 31, 2018, up 0.03% from the third quarter of 2018 and 0.10% from the year ending December 31, 2017.
•	Initial public offering of 2,577,500 shares of common stock completed, on July 18, 2018, for net proceeds of $33.2 million.

Everett, WA – Coastal Financial Corporation (NASDAQ: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter and year ended December 31, 2018.  Net income for the fourth quarter of 2018 was $3.1 million, or $0.25 per diluted common share, compared with net income of $2.6 million, or $0.22 per diluted common share, for the third quarter of 2018.  For the year ending December 31, 2018 net income was $9.7 million or $0.91 per diluted common share, compared with net income of $5.4 million or $0.59 per diluted common share for the year ending December 31, 2017.  On December 22, 2017 the Tax Cuts and Jobs Act was signed into law and, among other things, reduced the federal corporate tax rate to 21% from the previous maximum of 35% for tax years effective January 1, 2018.  In compliance with generally accepted accounting principles (“GAAP”), the Company revalued its net deferred tax assets at the new, lower rate which resulted in additional incremental tax expense of $1.3 million in 2017.  Without that additional tax expense (non-GAAP), net income would have been $1.6 million or $0.18 per common diluted share and $6.7 million or $0.73 per diluted common share, respectively, for the quarter and year ended December 31, 2017.

On July 18, 2018, the Company completed its initial public offering of 2,577,500 shares of common stock, including the exercise of the over-allotment of 427,500 shares, for net proceeds of $33.2 million after deducting underwriting discounts, commissions, and estimated offering expenses.

Eric Sprink, President and CEO, commented, “We had a strong fourth quarter with earnings of $3.1 million, loan growth of $23.6 million, and core deposit growth of $19.7 million.  The solid organic growth in core deposits and loans helped leverage our capital and put us in a good position for future growth and earnings.  Overall, 2018 was a defining year with strong deposit, loan and earnings growth plus a successful initial public offering, a new full service branch and the Company’s continued work on developing robust wholesale banking services.”

Results of Operations

Net interest income was $9.9 million for the three months ended December 31, 2018, an increase of 12.5% from $8.8 million for the third quarter of 2018, and an increase of 28.6% from $7.7 million for the fourth quarter of 2017.

Increases over the prior quarter and prior year period were the result of growth in interest earning assets, primarily loans, and improvements in net interest margin. Net interest income for the year ended December 31, 2018 totaled $34.8 million, an increase of 19.2% compared to 2017. The $5.6 million increase in net interest income over the same period last year was primarily related to growth in loan balances. During the year ended December 31, 2018, the average balance of total loans receivable increased by $86.8 million, compared to 2017. The $5.8 million increase in loan interest income was partially offset by increased deposit costs of $1.0 million.  The growth in the average balance of our interest bearing deposits grew $46.6 million and cost of deposit funds increased 10 basis points, compared to 2017.

Net interest margin for the quarter ended December 31, 2018 increased 30 basis points to 4.43% from 4.13% for the third quarter of 2018 and increased 39 basis points from 4.04% for the fourth quarter of 2017. The net interest margin for the quarter ended December 31, 2018 is higher than the comparative quarters, largely as a result of atypical prepayment penalties and deferred fees recognized on loans paid off.  These atypical penalties and fees increased the net interest margin for the quarter ended December 31, 2018.

Net interest margin for the twelve months ended December 31, 2018 increased 16 basis points to 4.24% from 4.08% for the year ended December 31, 2017. The increase in net interest margin over the prior year was largely due to higher prepayment penalties and deferred fees recognized on loans paid off. Additionally, the composition of the loan portfolio changed slightly to loans that earn higher fees at a quicker rate, and there were increases in average loan yields overall. The increase in loan yields were off-set in part by higher deposit costs resulting from the growth in deposits and increase in cost of funds.  Higher, atypical prepayment penalties and deferred fees recognized on loans paid off increased the net interest margin by approximately five basis points for the year ended December 31, 2018.

Loan yields for the quarter ended December 31, 2018 were 5.39%, an increase of 27 basis points from 5.12% for the quarter ended September 31, 2018, and a 44 basis point increase from 4.95% for the quarter ended December 31, 2017. Loan yields for the year ended December 31, 2018 were 5.18%, an increase of 20 basis points from 4.98% for the year ended December 31, 2017. Atypical deferred fees and higher prepayment penalties on loans paid off increased loan yields by approximately 12 basis points and five basis points for the quarter and year ended December 31, 2018, respectively.  Without those atypical fees, loan yields are estimated to be 5.27% for the quarter ended December 31, 2018 and 5.13% for the year ended December 31, 2018.

Contractual loan yields approximated 5.15% for the three months ended December 31, 2018, 5.02% for the three months ended September 31, 2018, and 4.90% for the three months ended December 31, 2017.  The 13 basis point increase in contractual loan yields, as compared to prior quarter, was from pricing new loans at higher rates and variable loans repricing with the increase in the prime rate.

Deposit costs for the quarter ended December 31, 2018 were 0.47%, an increase of three basis points from 0.44% for the quarter ended September 30, 2018 and a 12 basis point increase from the quarter ended December 31, 2017.  Deposit costs for the year ended December 31, 2018 were 0.42%, an increase of ten basis points from 0.32% for the year ended December 31, 2017.  Market conditions in 2019 may result in pressure to increase rates on deposit accounts, which would impact the cost of deposits going forward.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Return on average assets (1)	1.33%	1.18%	0.17%	1.14%	0.73%
Return on average shareholders’ equity (1)	11.31%	10.59%	2.04%	11.40%	8.27%
Yield on earnings assets (1)	4.93%	4.62%	4.46%	4.72%	4.48%
Yield on loans receivable (1)	5.39%	5.12%	4.95%	5.18%	4.98%
Loan yield excluding fees (1)	5.15%	5.02%	4.90%	5.00%	4.89%
Cost of funds (1)	0.56%	0.53%	0.44%	0.52%	0.42%
Cost of deposits (1)	0.47%	0.44%	0.35%	0.42%	0.32%
Net interest margin (1)	4.43%	4.13%	4.04%	4.24%	4.08%
Noninterest expense to average assets (1)	3.12%	2.99%	2.93%	3.09%	3.00%
Efficiency ratio	62.54%	63.59%	66.44%	65.08%	67.18%
Loans receivable to deposits	95.56%	96.08%	93.39%	95.56%	93.39%

(1) Annualized calculations shown for quarterly periods presented.

Noninterest income was $1.6 million for the fourth quarter of 2018, an increase of $55,000 from $1.5 million for the third quarter of 2018 and an increase of $548,000 from $1.1 million for the comparable period one year ago. The increase compared to the prior quarter was primarily the result of $122,000 related to the gain on sale of the guaranteed portion of SBA loans.  The increase over the quarter ended December 31, 2017 was largely due to fees earned from wholesale banking services which provided an additional $339,000 of income combined with the aforementioned $122,000 from the gain on sale of loans. Additional noninterest income in the current quarter as compared to the same quarter one year ago were related to increases in existing deposit fees and the introduction of certain new deposit fees. Sublease and lease income decreased in the fourth quarter 2018, as compared to the fourth quarter 2017, as a result of a long-term tenant not renewing their lease.

Noninterest income was $5.5 million for the year ended December 31, 2018, compared to $4.2 million for the year ended December 31, 2017. The increase was primarily related to $709,000 in wholesale banking services, $444,000 from increases in deposit fees and $162,000 in higher gain on sale of loans. Loan referral fee income, which is earned when a borrower enters into an interest rate swap agreement with a third party, totaled $618,000 for the twelve months ended December 31, 2018, an increase of $179,000 from the same period last year.  Sublease and lease income decreased $141,000 for the twelve months ended December 31, 2018.

Total noninterest expense for the current quarter increased 9.1% to $7.2 million from $6.6 million for the preceding quarter and increased 24.1% from $5.8 million from the comparable period one year ago. The increased expenses for the current quarter compared to the prior quarter and previous quarter one year ago were primarily due to increases in salary expenses. Full time equivalent employees increased 4% during the current quarter and increased 17% from the year ended December 31, 2017. Staffing increases are due to the continued organic growth initiatives, and include increases in sales staff, including hiring new banking teams, staff for the newly opened Edmonds location, and additional back office staffing to support the incremental increases in banking teams, wholesale banking activities and for operation as a public company.  During the quarter our legal and professional fees increased by $183,000 as a result of growth initiatives, credit actions, and operating as a public company.  Occupancy expense increased $91,000, largely as a result of the new Edmonds branch. Partially offsetting these higher expenses was a reduction in our FDIC assessment, which was $35,000 less than the previous quarter as a result of the FDIC lowering assessment rates.

Total noninterest expense for the year ended December 31, 2018 totaled $26.2 million, an increase of 17.0% compared to the last year. The increase was primarily attributable to increased salary expense from our organic growth initiatives, new wholesale banking services, and early termination of a contract for $120,000.  Occupancy expense increased $277,000 over last year, largely due to the opening of the Edmonds branch and a full year of operations of the Woodinville branch.  Legal and professional expenses increased $322,000 as a result of growth initiatives, credit actions, and operating as a public company.

The provision for income taxes was $150,000 higher this quarter compared to the third quarter of 2018 as a result of increased taxable income.  Despite increased earnings, the provision was $1.4 million less in the current quarter over the same period last year primarily due to the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017.  As a result of the reduction in the federal corporate tax rates in 2017, the Company had to revalue its net deferred tax assets at the new, lower tax rate, resulting in $1.3 million in additional tax expense in the fourth quarter of 2017.  The Company used federal statutory tax rates of 21% and 34% for the twelve months ended December 31, 2018, and 2017, respectively, as a basis for calculating provision for income taxes.

Balance Sheet

The Company’s total assets increased $146.3 million, or 18.2%, to $952.1 million at December 31, 2018 from $805.8 million at December 31, 2017 due to the Company’s successful initial public offering and organic growth initiatives, which included the opening of the Edmonds branch in the fourth quarter of 2018.

Total loans receivable, net of allowance for loan losses, increased $109.7 million, or 16.9%, to $758.5 million at December 31, 2018 from $648.8 million at December 31, 2017.  The growth in loans receivable was due primarily to increases in commercial real estate loans of $78.2 million.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	December 31, 2018		September 30, 2018		December 31, 2017
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans	$90,390	11.8%	$85,554	11.5%	$88,688	13.5%
Real estate:
Construction, land and
land development	64,045	8.3	62,222	8.4	41,641	6.3
Residential	94,745	12.3	91,995	12.3	87,031	13.3
Commercial real estate	515,959	67.1	502,782	67.5	437,717	66.6
Consumer and other	3,584	0.5	2,583	0.3	2,058	0.3
Gross loans receivable	768,723	100.0%	745,136	100.0%	657,135	100.0%
Net deferred origination fees	(824)		(816)		(347)
Loans receivable	$767,899		$744,320		$656,788

Total deposits increased $100.3 million, or 14.3%, to $803.6 million at December 31, 2018 from $703.3 million at December 31, 2017.  The increase in deposits included increases in noninterest bearing deposit accounts of $51.2 million, or 21.1%, and increases in interest bearing NOW and money market accounts of $34.0 million or 10.4%. Savings deposits increased $8.7 million or 19.8% and time deposits increased $6.4 million or 7.1% in 2018.  Our NOW and money market accounts included $10.5 million of deposits from our wholesale banking services.  Deposits from wholesale banking services are primarily temporary in nature and the $10.5 million of these deposits will largely run-off within the next six months.

The following table summarizes the deposit portfolio at the periods indicated.

	As of
	December 31, 2018		September 30, 2018		December 31, 2017
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$293,525	36.5%	$285,979	36.9%	$242,358	34.5%
NOW and money market	360,472	44.9	340,930	44.0	326,412	46.4
Savings	52,573	6.5	49,430	6.4	43,876	6.2
Time deposits less than $250,000	62,272	7.8	63,715	8.2	60,445	8.6
Time deposits $250,000 and over	34,772	4.3	34,668	4.5	30,204	4.3
Total	$803,614	100.0%	$774,722	100.0%	$703,295	100.0%

Total shareholders’ equity increased $43.4 million, or 66.1%, to $109.2 million at December 31, 2018 from $65.7 million at December 31, 2017.  The Company’s successful initial public offering in July of 2018 increased capital by $33.2 million. The remaining increase in shareholders’ equity was primarily due to net income earned during the year. The Company contributed $15.0 million of the $33.2 million raised in its initial public offering to the Bank during 2018.

Capital Ratios

The Company and the Bank remain well capitalized at December 31, 2018, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines

Tier 1 leverage capital	11.35%	12.46%	5.00%
Tier 1 risk-based capital	12.84%	14.13%	8.00%
Common Equity Tier 1 risk-based capital	12.84%	13.70%	6.50%
Total risk-based capital	14.05%	16.58%	10.00%

Asset Quality

The allowance for loan losses was 1.23% of loans receivable at December 31, 2018. Provision for loan losses totaled $425,000 for the current quarter, $508,000 for the preceding quarter, and $366,000 for the same quarter in the prior year. Net charge-offs totaled $129,000 for the quarter ended December 31, 2018 compared to net charge-offs of $295,000 for quarter ended December 31, 2017.

Provision for loan losses totaled $1.8 million for the twelve months December 31, 2018 and $870,000 for the year ended December 31, 2017. Net charge-offs totaled $437,000 for the twelve months ended December 31, 2018 compared to net charge-offs of $397,000 for twelve months ended December 31, 2017.

Our nonperforming assets were $1.8 million, or 0.19% of total assets, at December 31, 2018, compared to $2.1 million, or 0.26% of total assets at December 31, 2017.  There were no repossessed assets or other real estate owned at December 31, 2018.

Nonperforming loans to loans receivable ratio was 0.24% at December 31, 2018, compared to 0.32% at December 31, 2017.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	December 31,	September 30,	December 31,
(Dollars in thousands)	2018	2018	2017

Nonaccrual loans:
Commercial and industrial loans	$493	$1,170	$372
Real estate:
Construction, land and land development	-	-	-
Residential	72	74	88
Commercial real estate	-	-	345
Commercial real estate - troubled debt restructure	1,261	1,277	1,315
Consumer and other loans	-	-	-
Total nonaccrual loans	1,826	2,521	2,120
Total accruing loans past due 90 days or more	-	-	-
Total nonperforming loans	1,826	2,521	2,120
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$1,826	$2,521	$2,120
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.24%	0.34%	0.32%
Total nonperforming assets to total assets	0.19%	0.27%	0.26%

About Coastal Financial

Coastal Financial Corporation is an Everett-based Washington State bank holding company with Coastal Community Bank (the “Bank”), a full-service commercial bank, as its sole wholly-owned banking subsidiary.  The Bank operates through its 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  More information about the Bank can be found on its website at www.coastalbank.com and its investor relations page.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.

Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission.  These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	December 31,	September 30,	December 31,
	2018	2018	2017
Cash and due from banks	$16,315	$16,837	$13,787
Interest earning deposits with other banks	109,467	98,671	75,964
Investment securities, available for sale, at fair value	36,660	35,749	36,927
Investment securities, held to maturity, at amortized cost	1,262	1,290	1,409
Other investments	3,766	3,766	3,680
Loans receivable	767,899	744,320	656,788
Allowance for loan losses	(9,407)	(9,111)	(8,017)
Total loans receivable, net	758,492	735,209	648,771
Premises and equipment, net	13,167	12,845	13,121
Accrued interest receivable	2,526	2,299	2,274
Bank-owned life insurance, net	6,688	6,640	6,500
Deferred tax asset, net	2,518	2,309	2,092
Other assets	1,249	1,414	1,228
Total assets	$952,110	$917,029	$805,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$803,614	$774,722	$703,295
Federal Home Loan Bank (FHLB) advances	20,000	20,000	20,000
Subordinated debt	9,965	9,961	9,950
Junior subordinated debentures	3,581	3,581	3,579
Deferred compensation	1,078	1,102	1,175
Accrued interest payable	279	257	228
Other liabilities	4,437	2,130	1,815
Total liabilities	842,954	811,753	740,042

SHAREHOLDERS’ EQUITY
Common stock	86,431	86,334	52,521
Retained earnings	24,021	20,966	14,134
Accumulated other comprehensive loss, net of tax	(1,296)	(2,024)	(944)
Total shareholders’ equity	109,156	105,276	65,711
Total liabilities and shareholders’ equity	$952,110	$917,029	$805,753

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended
	December 31, 2018	September 30, 2018	December 31, 2017
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$10,308	$9,262	$8,034
Interest on interest earning deposits with other banks	483	458	208
Interest on investment securities	155	156	149
Dividends on other investments	65	18	61
Total interest and dividend income	11,011	9,894	8,452
INTEREST EXPENSE
Interest on deposits	932	851	613
Interest on borrowed funds	191	195	185
Total interest expense	1,123	1,046	798
Net interest income	9,888	8,848	7,654
PROVISION FOR LOAN LOSSES	425	508	366
Net interest income after provision for loan losses	9,463	8,340	7,288
NONINTEREST INCOME
Deposit service charges and fees	803	800	693
Wholesale banking service fees	339	328	-
Loan referral fees	165	209	163
Mortgage broker fees	57	52	60
Sublease and lease income	10	10	55
Gain on sale of loans	122	-	-
Other	105	147	82
Total noninterest income	1,601	1,546	1,053
NONINTEREST EXPENSE
Salaries and employee benefits	4,354	4,027	3,436
Occupancy	889	798	784
Data processing	499	501	466
Director and staff expenses	208	213	111
Excise taxes	155	146	115
Marketing	120	110	148
Legal and professional fees	325	142	74
Federal Deposit Insurance Corporation (FDIC) assessments	48	83	60
Business development	85	81	99
Other	502	509	492
Total noninterest expense	7,185	6,610	5,785
Income before provision for income taxes	3,879	3,276	2,556
PROVISION FOR INCOME TAXES	824	674	2,213
NET INCOME	$3,055	$2,602	$343

Basic earnings per share	$0.26	$0.23	$0.04
Diluted earnings per share	$0.25	$0.22	$0.04
Weighted average number of common shares outstanding:
Basic	11,877,261	11,338,320	9,237,660
Diluted	12,166,250	11,609,978	9,244,448

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Year ended
	December 31, 2018	December 31, 2017
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$36,537	$30,775
Interest on interest earning deposits with other banks	1,432	666
Interest on investment securities	618	534
Dividends on other investments	156	138
Total interest and dividend income	38,743	32,113
INTEREST EXPENSE
Interest on deposits	3,141	2,139
Interest on borrowed funds	785	736
Total interest expense	3,926	2,875
Net interest income	34,817	29,238
PROVISION FOR LOAN LOSSES	1,826	870
Net interest income after provision for loan losses	32,991	28,368
NONINTEREST INCOME
Deposit service charges and fees	3,061	2,617
Wholesale banking service fees	709	-
Loan referral fees	618	439
Mortgage broker fees	215	255
Sublease and lease income	81	222
Gain on sale of loans	264	102
Other	519	519
Total noninterest income	5,467	4,154
NONINTEREST EXPENSE
Salaries and employee benefits	16,026	13,383
Occupancy	3,314	3,037
Data processing	1,971	1,777
Director and staff expenses	701	561
Excise taxes	559	459
Marketing	373	446
Legal and professional fees	677	355
Federal Deposit Insurance Corporation (FDIC) assessments	295	331
Business development	326	294
Other	1,974	1,790
Total noninterest expense	26,216	22,433
Income before provision for income taxes	12,242	10,089
PROVISION FOR INCOME TAXES	2,541	4,653
NET INCOME	$9,701	$5,436

Basic earnings per share	$0.93	$0.59
Diluted earnings per share	$0.91	$0.59
Weighted average number of common shares outstanding:
Basic	10,440,740	9,234,490
Diluted	10,608,764	9,237,666

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$83,751	$483	2.29%	$90,301	$458	2.01%	$64,751	$208	1.27%
Investment securities (1)	39,590	155	1.55	39,613	156	1.56	40,625	149	1.46
Other Investments	2,974	65	8.67	3,000	18	2.38	2,919	61	8.29
Loans receivable (2)	759,084	10,308	5.39	717,260	9,262	5.12	643,591	8,034	4.95
Total interest earning assets	$885,399	$11,011	4.93	$850,174	$9,894	4.62	$751,886	$8,452	4.46
Noninterest earning assets:
Allowance for loan losses	(9,191)			(8,782)			(7,960)
Other noninterest earning assets	37,155			37,000			38,380
Total assets	$913,363			$878,392			$782,306

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$495,931	$932	0.75%	$488,183	$851	0.69%	$451,205	$613	0.54%
Subordinated debt	9,962	148	5.89	9,959	148	5.90	9,948	148	5.90
Junior subordinated debentures	3,581	42	4.65	3,580	41	4.54	3,579	32	3.55
FHLB advances and other borrowings	295	1	1.34	964	6	2.47	1,119	5	1.77
Total interest bearing liabilities	$509,769	$1,123	0.87	$502,686	$1,046	0.83	$465,851	$798	0.68
Noninterest bearing deposits	292,866			274,549			246,545
Other liabilities	3,529			3,650			3,216
Total shareholders' equity	107,199			97,507			66,694
Total liabilities and
shareholders' equity	$913,363			$878,392			$782,306
Net interest income		$9,888			$8,848			$7,654
Interest rate spread			4.06%			3.79%			3.78%
Net interest margin (3)			4.43%			4.13%			4.04%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans
(3) Net interest margin represents net interest income divided by the average total interest earning assets
(4) Yields and costs are annualized

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE

(Dollars in thousands; unaudited)

	For the Year Ended
	December 31, 2018			December 31, 2017
	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost	Balance	Dividends	Cost
Assets
Interest earning assets:
Interest earning deposits	$73,330	$1,432	1.95%	$58,418	$666	1.14%
Investment securities (1)	39,640	618	1.56	37,448	534	1.43
Other Investments	3,022	156	5.16	2,886	138	4.78
Loans receivable (2)	705,292	36,537	5.18	618,452	30,775	4.98
Total interest earning assets	$821,284	$38,743	4.72	$717,204	$32,113	4.48
Noninterest earning assets:
Allowance for loan losses	(8,657)			(7,849)
Other noninterest earning assets	36,631			39,585
Total assets	$849,258			$748,940

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$478,231	$3,141	0.66%	$431,628	$2,139	0.50%
Subordinated debt	9,957	587	5.90	9,943	587	5.90
Junior subordinated debentures	3,580	157	4.39	3,578	122	3.41
FHLB advances and other borrowings	2,010	41	2.04	1,911	27	1.41
Total interest bearing liabilities	$493,778	$3,926	0.80	$447,060	$2,875	0.64
Noninterest bearing deposits	267,227			233,054
Other liabilities	3,154			3,106
Total shareholders' equity	85,099			65,720
Total liabilities and
shareholders' equity	$849,258			$748,940
Net interest income		$34,817			$29,238
Interest rate spread			3.92%			3.83%
Net interest margin (3)			4.24%			4.08%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans
(3) Net interest margin represents net interest income divided by the average total interest earning assets

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2018	2018	2017
Income Statement Data:
Interest and dividend income	$11,011	$9,894	$8,452
Interest expense	1,123	1,046	798
Provision for loan losses	425	508	366
Net interest income after
provision for loan losses	9,463	8,340	7,288
Noninterest income	1,601	1,546	1,053
Noninterest expense	7,185	6,610	5,785
Net income - pre-tax, pre-provision	4,304	3,784	2,922
Provision for income tax	824	674	2,213
Net income	3,055	2,602	343
Adjusted net income (1)	3,055	2,602	1,638

	As of Period End or for the Three Month Period
	December 31,	September 30,	December 31,
	2018	2018	2017
Balance Sheet Data:
Cash and cash equivalents	$125,782	$115,508	$89,751
Investment securities	37,922	37,039	38,336
Loans receivable	767,899	744,320	656,788
Allowance for loan losses	(9,407)	(9,111)	(8,017)
Total assets	952,110	917,029	805,753
Interest bearing deposits	510,089	488,743	460,937
Noninterest bearing deposits	293,525	285,979	242,358
Core deposits (2)	696,049	676,339	612,646
Total deposits	803,614	774,722	703,295
Total borrowings	33,546	33,542	33,529
Total shareholders’ equity	109,156	105,276	65,711

Share and Per Share Data (3)(4):
Earnings per share – basic	$0.26	$0.23	$0.04
Earnings per share – diluted	$0.25	$0.22	$0.04
Adjusted earnings per share - diluted (5)			$0.18
Dividends per share	-	-	-
Book value per share (6)	$9.18	$8.86	$7.10
Tangible book value per share (7)	$9.18	$8.86	$7.10
Weighted avg outstanding shares – basic	11,877,261	11,338,320	9,237,660
Weighted avg outstanding shares – diluted	12,166,250	11,609,978	9,244,448
Shares outstanding at end of period	11,893,203	11,886,473	9,248,901
Stock options outstanding at end of period	688,312	682,190	668,936

Credit Quality Data:
Nonperforming assets to total assets	0.19%	0.27%	0.26%
Nonperforming assets to loans receivable and OREO	0.24%	0.34%	0.32%
Nonperforming loans to total loans receivable	0.24%	0.34%	0.32%
Allowance for loan losses to nonperforming loans	515.2%	361.40%	378.16%
Allowance for loan losses to total loans receivable	1.23%	1.22%	1.22%
Gross charge-offs	$134	$6	$299
Gross recoveries	$5	$69	$4
Net charge-offs (recoveries) to average loans (8)	0.07%	-0.03%	0.18%

Capital Ratios:
Tier 1 leverage capital	12.46%	12.60%	8.95%
Tier 1 risk-based capital	14.13%	14.17%	10.50%
Common equity Tier 1 risk-based capital	13.70%	13.72%	9.98%
Total risk-based capital	16.58%	16.65%	13.24%

(1) Adjusted net income is a non-GAAP financial measure that excludes the impact of the revaluation of our deferred tax assets as a result of the reduction in the corporate income tax rate under the Tax Cuts and Jobs Act. The most directly comparable GAAP measure is net income. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Non-GAAP Financial Measures.”

(2) Core deposits are defined as all deposits excluding brokered wholesale and time deposits.
(3) Share and per share amounts are based on total common shares outstanding, which includes common stock and nonvoting common stock.
(4) Share and per share information has been adjusted to give effect to a one-for-five reverse stock split of our common shares completed effective May 4, 2018.

(5) Adjusted earnings per share is a non-GAAP financial measure that excludes the impact of the revaluation of our deferred tax assets as a result of the reduction in the corporate income tax rate under the Tax Cuts and Jobs Act. The most directly comparable GAAP measure is earnings per share. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Non-GAAP Financial Measures.”

(6) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period.

(7) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(8) Annualized calculations.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. These measures include the following:

“Adjusted net income” is a non-GAAP measure defined as net income increased by the additional income tax expense that resulted from the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act. The most directly comparable GAAP measure is net income.

“Adjusted earnings per share” is a non-GAAP measure defined as net income, plus additional income tax expense, divided by weighted average outstanding shares (diluted). The most directly comparable GAAP measure is earnings per share.

The Company also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and For
	Quarter ended	Year ended
(Dollars in thousands, except share and per share data)	December 31, 2017	December 31, 2017
Adjusted net income:
Net income	$343	$5,436
Plus: additional income tax expense	1,295	1,295
Adjusted net income	$1,638	$6,731
Adjusted earnings per share – diluted:
Net income	$343	$5,436
Plus: additional income tax expense	1,295	1,295
Adjusted net income	$1,638	$6,731
Weighted average common shares outstanding– diluted (1)	9,244,448	9,237,666
Adjusted earnings per share – diluted (1)	$0.18	$0.73

(1) Share and per share information has been adjusted to give effect to a one-for-five reverse stock split of our common shares completed effective May 4, 2018.